Exhibit 99.4

CHART INDUSTRIES, INC.

Offer to Exchange its
9 1/8% Senior Exchange Notes due 2015
which have been registered under the Securities Act of 1933
for any and all of its outstanding
9 1/8% Senior Subordinated Notes due 2015

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Chart Industries, Inc., a Delaware corporation (the “Company”), hereby offers to exchange, upon the terms and subject to the conditions set forth in the Prospectus dated                (as the same may be amended or supplemented from time to time, the “Prospectus”) and in the related Letter of Transmittal enclosed herewith, up to $170,000,000 aggregate principal amount of the Company’s 9 1/8% Senior Exchange Notes due 2015 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Company’s outstanding 9 1/8% Senior Subordinated Notes due 2015 (the “Old Notes”). The Prospectus and the Letter of Transmittal are collectively referred to herein as the “Exchange Offer.” Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominees, we are enclosing copies of the following documents:

1  The Prospectus;

2.  The Letter of Transmittal to be used by holders of Old Notes to tender their Old Notes;

3.  A form of letter which may be sent to your clients for whose account you hold Old Notes in your name or the name of your nominee with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

4.  A Notice of Guaranteed Delivery to use to accept the Exchange Offer if certificates for Old Notes cannot be delivered to the Exchange Agent (as defined below), or if the procedure for book-entry transfer cannot be completed, on or prior to the Expiration Date;

5.  A return envelope addressed to The Bank of New York as Exchange Agent (the “Exchange Agent”).

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                , UNLESS EXTENDED.

The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange; (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange), (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described in the Prospectus under “The Exchange Offer — Withdrawal Rights,” and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect.

In order to take advantage of the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, must be received by the Exchange Agent and either (i) certificates representing tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer described in the Prospectus and a book-entry confirmation (as described in the Prospectus) must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth in the Prospectus must be complied with.

The Company will not pay any fees or commissions to any broker or dealer or other persons other than as described in the Prospectus, in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. However, the Company will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes tendered and accepted pursuant to the Exchange Offer, except as otherwise provided in Instruction 11 of the Letter of Transmittal and in the Prospectus under “The Exchange Offer — Fees and Expenses.”

Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent. Such additional copies will be furnished promptly at the Company’s expense.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Very truly yours,

Chart Industries, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF THE COMPANY OR THE EXCHANGE AGENT WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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